THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS ARE PART OF AN EFFECTIVE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS ARE NOT OFFERS TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFERS OR SALES ARE NOT PERMITTED.

                                                Filed Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-107732

                  SUBJECT TO COMPLETION, DATED AUGUST 13, 2003

PRELIMINARY PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 11, 2003)

                                4,000,000 Shares

                           [BELL MICROPRODUCTS LOGO]

                                  Common Stock
                          ----------------------------

     We are offering 4,000,000 shares of our common stock. Our common stock is traded on the Nasdaq National Market under the symbol "BELM." On August 11, 2003, the last reported sale price for our common stock was $6.20 per share.

                          ----------------------------

          INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-6.

                          ----------------------------

-------------------------------------------------------------------------------------
                                                                PER SHARE     TOTAL
-------------------------------------------------------------------------------------
  Public Offering Price.....................................    $            $
  Underwriting Discount.....................................    $            $
  Proceeds, before expenses, to Bell Microproducts Inc. ....    $            $
=====================================================================================

          We have granted the underwriters the right to purchase up to an additional 600,000 shares of our common stock to cover over-allotments.

          The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. It is illegal for any person to tell you otherwise.

                          ----------------------------

Needham & Company, Inc.                                            Raymond James

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST   , 2003.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
                   PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary...............................     S-1
Risk Factors................................................     S-6
Price Range of Common Stock.................................    S-13
Dividend Policy.............................................    S-13
Use of Proceeds.............................................    S-13
Capitalization..............................................    S-14
Management..................................................    S-15
Underwriting................................................    S-17
Legal Matters...............................................    S-19

                         PROSPECTUS
About This Prospectus.......................................       1
Where You Can Find More Information.........................       1
Forward-looking Statements..................................       2
The Company.................................................       2
Use of Proceeds.............................................       3
Ratio of Earnings to Fixed Charges and Earnings to Fixed
  Charges Plus
  Preferred Stock Dividends.................................       3
Description of Debt Securities and Convertible Debt
  Securities................................................       3
Description of Capital Stock................................       8
Description of Securities Warrants..........................      11
Plan of Distribution........................................      14
Legal Matters...............................................      15
Experts.....................................................      15

                            ------------------------

     You should rely only on the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated or deemed incorporated by reference herein or therein. We have not, and the underwriters have not, authorized anyone to provide you with information different from or in addition to that contained in this prospectus supplement, the prospectus or the documents incorporated or deemed incorporated by reference herein or therein. We are not, and the underwriters are not, making an offer to sell or seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

     The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference herein or therein is complete and accurate as of the date of this prospectus supplement, but may have changed since that date.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This prospectus supplement and the accompanying prospectus are part of a "shelf" registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC. This prospectus supplement describes the specific details regarding this offering, including the price, the amount of common stock being offered and the risks of investing in our common stock. The accompanying prospectus provides general information about us, some of which, such as the section entitled "Plan of Distribution," may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information about us described in the accompanying prospectus in the section entitled "Where You Can Find More Information."

                         PROSPECTUS SUPPLEMENT SUMMARY

     The items in the following summary are described in more detail in this prospectus supplement, the prospectus or in the documents incorporated or deemed incorporated by reference herein or therein. This summary provides an overview of selected information and does not contain all of the information that you should consider. Therefore, you should also read the more detailed information in this prospectus supplement, the prospectus and the documents incorporated by reference herein or therein. All references to "we," "us," "our," and similar terms refer to Bell Microproducts Inc. and its subsidiaries on a consolidated basis.

                                  OUR BUSINESS

     We are one of the world's largest storage-centric value-added distributors and a specialist in storage products and solutions. Our concentration on data storage systems and products allows us to provide greater technical expertise to our customers, form strategic relationships with key manufacturers and provide complete storage solutions to our customers at many levels of integration. We offer a wide range of storage products as well as semiconductors, computer platforms and software and peripherals. Our storage products include:

      - high-end computer and storage subsystems;

      - Fibre Channel connectivity products;

      - complete storage systems such as storage area networks (SAN), network attached storage (NAS) and direct attached storage (DAS);

      - storage management software;

      - disk, tape and optical drives; and

      - a broad selection of value-added services.

     We market and distribute more than 130 brand name product lines, as well as our own Rorke Data storage and Trademark computer brands. Our customers are principally original equipment manufacturers (OEMs), contract electronic manufacturers (CEMs), value-added resellers (VARs) and system integrators in North America, Latin America and Europe.

Industry Background

     The storage, semiconductor and computer industries have experienced significant growth over the past decade, due to rapid growth in Internet usage and e-commerce and enterprise business systems, as well as a variety of emerging consumer products and wireless communication applications. More recently, growth in the use of security, audio visual broadcasting and surveillance applications as well as heightened regulatory and compliance requirements in the healthcare, financial services, and other industries is driving the need for additional storage. The Gartner group has cited estimates indicating that the demand for storage capacity worldwide will increase from 17 exabytes, with each exabyte equalling one billion gigabytes, in 2002 to 180 exabytes by 2006, representing a compounded annual growth rate of 80%.

     Traditionally, manufacturers have sold storage, semiconductor and computer products directly to end users and through both direct and indirect distribution channels. The use of distribution channels is growing rapidly as manufacturers focus on core activities such as product design, development and marketing and begin to divest or outsource other functions. The growth of the indirect channel reflects the need for manufacturers to increasingly use distributors for servicing OEMs, VARs, CEMs and system integrators. The rapid growth of storage requirements and the need for sophisticated networked storage systems, such as NAS and SAN, have also increased enterprise customers' dependence on value-added service suppliers that can design, integrate, service and support their storage needs.

Our Solution

     We serve the growing data storage needs of our large customer base by providing an extremely broad line of products from leading storage vendors. We have forged strong relationships with these vendors in all the significant segments of the enterprise storage market. In storage component products, we have partnered with leading companies such as Hitachi, Maxtor, Seagate, and more recently, Western Digital. We are a leading provider of storage interconnect products, including Fibre Channel products, from companies such as Brocade, Emulex, Qlogic, and more recently, McData. We are also a major distributor of storage management software from key software vendors including Veritas and Legato. In addition, we have partnered with several leading storage systems suppliers including EMC, Hitachi Data Systems, HP, IBM, LSI Logic, StorageTek and others. Today, we believe we are viewed as a leading storage specialist in our industry, and we are one of the largest storage distributors in North America, Latin America and Europe.

     We provide additional value for our customers by offering services and solutions to complement, enhance and integrate our product offerings. We believe that given the increasing complexity of storage solutions, our ability to offer value-added services is critical for implementing storage solutions and addressing opportunities in the data storage market. Within our solutions business, we have grown our capabilities to include:

     - design, consultation, installation, training and on-site service programs for our storage systems and NAS and SAN solutions;

     - customization and integration of storage subsystems; and

     - other services such as semiconductor device programming, special labeling, disk drive image duplication, firmware modification, software downloading and hardware modification.

     Trained and certified technical personnel complete each of these processes at our ISO 9002 facilities in the United States and the United Kingdom. Many of these services are provided by specialized business units, such as Rorke Data and Total Tec. Our Rorke Data business unit integrates standard products for our Rorke Data brand storage products and also performs custom design and configuration to meet the special needs of customers that cannot be served by industry-standard product offerings. Our Total Tec business unit designs and implements comprehensive enterprise computing and storage solutions focused on data availability, reliability, performance, scalability and manageability. In addition, we have developed our proprietary LDI software licensing system, which facilitates the sale and administration of software licenses and leverages successful partnerships with Legato, Microsoft, Veritas and others. Through organic growth and acquisitions, we have added significant strategic relationships and service offerings to our portfolio. As a result, our solution sales have grown from $114 million in 1999 to approximately $1 billion in 2002.

     We believe our comprehensive product and value-added service offerings have given us a competitive advantage in international markets. We have a large geographic footprint, with 56% of our revenues in 2002 generated from operations outside the United States. Our international and domestic offices provide both local and global solutions that address the needs of established multinationals and emerging local companies. In Europe, we are headquartered in the United Kingdom and have operations in seven countries on the continent. In the Americas, we maintain sales offices in various metropolitan areas, including subsidiaries in Canada and Latin America. Globally, we employ over 1,200 people. In addition to our sales offices, we have 11 warehouses and eight facilities from which we service our global customer base.

     Historically, a significant portion of our growth has resulted from selective acquisitions that complement our operations. Our acquisitions have accelerated our successful expansion into the solutions business, which typically have higher margins. Since going public in 1993, we have grown from $125.3 million in revenue to $2.1 billion in the year ended December 2002.

                                  OUR STRATEGY

     Our goal is to expand our position as a leading distributor of storage solutions and systems, and computer products and peripherals. We intend to achieve this goal by implementing the following strategies:

     Continue to Focus on the Storage Market. We plan to continue to take advantage of the market opportunities in the storage industry by maintaining our strategic focus on providing complete storage solutions. For example, we have devoted significant resources to broadening our range of value-added services, expanding our marketing efforts, deepening the expertise of our sales force and offering an extensive range of technologically-advanced products. We believe that we are well positioned to benefit from the strong growth and favorable market dynamics of the storage industry.

     Expand our Storage and Complementary Product Lines. We believe that our ability to offer customers an extensive line of leading storage products across technologies and manufacturers will continue to be a strong competitive advantage for us, particularly as it relates to SAN and NAS solutions. Our selection of products and technologies, together with our independence, allows us to reliably deliver the optimal package of appropriate hardware, software and services for each project.

     Expand Our International Presence. We intend to deepen our presence in the United States, and expand our coverage in the major international markets we serve, including Canada, Latin America and Europe, through internal growth and strategic acquisitions. Increasingly, multinational companies, including our manufacturers and customers, require products and solutions that are able to address local operational and reporting requirements, but which are also heterogeneous and interoperable among countries, regions and offices. As we expand our global presence, we believe that we will be better able to address the demands of multinational customers, gain more access to multinational manufacturers and leverage our expertise.

     Deepen Relationships with Industry Leaders. We intend to leverage our position as a leading distributor of storage solutions to broaden our existing strategic relationships with industry leaders and to create new strategic relationships. We believe that distribution channels will continue to consolidate and leading manufacturers will align with those distributors that are best able to offer value-added services and access new customers. We believe being aligned with leading manufacturers will allow us to identify innovative products, exchange critical information, gain access to new technologies and create cross-marketing opportunities. We have developed strategic relationships with a number of vendors, including IBM, HP, EMC, Intel, Western Digital, McData, Veritas, Legato and Microsoft.

     Continue Cost Structure and Profitability Improvements. We intend to continue to improve our cost structure by maximizing the efficiency of personnel and resources throughout our global organization. In the past year, we have undertaken various performance improvement initiatives such as realigning and streamlining operations. We have also made significant progress in reducing non-personnel related expenditures. We will continue to review our business and take advantage of opportunities to improve cost efficiencies. We also intend to continue to optimize our profitability by managing our assets and working capital through actions such as maximizing early payment discounts and other profit enhancement opportunities offered by vendors.

     Pursue Selective Acquisitions. We intend to pursue opportunities to acquire businesses that help us achieve our various strategic goals including further developing our solutions offerings, expanding key vertical product offerings and broadening our geographic footprint.

                                  THE OFFERING

Common stock offered..........   4,000,000 shares

Common stock to be outstanding
after the offering............   24,393,416 shares

Use of proceeds...............   We intend to use the net proceeds from the sale
                                 of the common stock offered by this prospectus supplement to repay a portion of the outstanding balances on our credit facilities.

Nasdaq National Market
symbol........................   BELM

     The total number of shares of common stock outstanding after this offering is based on 20,393,416 shares outstanding as of June 30, 2003, and excludes:

     - 1,730,513 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2003, at a weighted average exercise price of $4.79 per share, under our stock option plans;

     - 1,664,450 additional shares of common stock reserved for future issuance under our 1998 Stock Plan;

     - 750,000 additional shares of common stock reserved for issuance under various outstanding warrant agreements; and

     - 912,813 shares of restricted stock subject to vesting provisions.

     Unless otherwise specifically stated, information throughout this prospectus supplement assumes:

     - no exercise of outstanding options or warrants to purchase shares of common stock;

     - no shares of restricted stock have vested;

     - no exercise of the underwriters' over-allotment option; and

     - the retroactive restatement of earnings per share and per share calculations to reflect the 3-for-2 stock split declared on July 31, 2000.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     You should read the summary consolidated financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes, incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the period ended June 30, 2003. Summary Consolidated Statements of Operations Data for the years ended December 31, 1998, 1999, 2000 and 2001 include the results of operations of acquisitions completed during those years. Please refer to our consolidated financial statements and related notes for such years included in the respective Annual Reports on Form 10-K filed with the SEC for more detail.

                                                                                                          SIX MONTHS
                                                          YEAR ENDED                                        ENDED
                                                         DECEMBER 31,                                      JUNE 30,
                               ----------------------------------------------------------------    ------------------------
                                 1998         1999          2000          2001          2002          2002          2003
                               --------    ----------    ----------    ----------    ----------    ----------    ----------
                                                                                                         (UNAUDITED)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Net sales..................    $575,330    $1,058,275    $1,804,102    $2,007,102    $2,104,922    $1,020,641    $1,035,291
Gross profit...............      63,854        90,784       165,300       152,808       178,556        87,419        76,834
Selling, general and
  administrative
  expenses.................      46,070        69,507       121,088       157,910       165,624        84,792        77,242
Restructuring and special
  charges..................          --            --            --         8,894         5,688         2,283         1,383
                               --------    ----------    ----------    ----------    ----------    ----------    ----------
Income (loss) from
  continuing operations....      17,784        21,277        44,212       (13,996)        7,244           344        (1,791)
Total other income
  (expense)................      (3,168)       (5,766)      (14,495)      (20,362)      (16,910)       (8,471)       (8,204)
                               --------    ----------    ----------    ----------    ----------    ----------    ----------
Income (loss) before
  taxes....................      14,616        15,511        29,717       (34,358)       (9,666)       (8,127)       (9,995)
Provision for (benefit
  from) income taxes.......       6,139         6,581        12,480       (12,251)       (2,612)       (2,438)       (2,699)
                               --------    ----------    ----------    ----------    ----------    ----------    ----------
Income (loss) from
  continuing operations,
  net of income taxes......    $  8,477    $    8,930    $   17,237    $  (22,107)   $   (7,054)   $   (5,689)   $   (7,296)
                               ========    ==========    ==========    ==========    ==========    ==========    ==========
Net income (loss)..........    $  6,075    $    7,038    $   17,237    $  (22,107)   $   (7,054)   $   (5,689)   $   (7,296)
                               ========    ==========    ==========    ==========    ==========    ==========    ==========
Net income (loss) per
  share:
      Basic................    $   0.46    $     0.52    $     1.17    $    (1.34)   $    (0.37)   $    (0.30)   $    (0.36)
                               ========    ==========    ==========    ==========    ==========    ==========    ==========
      Diluted..............    $   0.46    $     0.51    $     1.05    $    (1.34)   $    (0.37)   $    (0.30)   $    (0.36)
                               ========    ==========    ==========    ==========    ==========    ==========    ==========
Shares used in per share
  calculations:
  Basic....................      13,188        13,563        14,673        16,495        19,201        18,713        20,134
  Diluted..................      13,322        13,685        16,415        16,495        19,201        18,713        20,134

                                                                   AS OF JUNE 30, 2003
                                                                --------------------------
                                                                 ACTUAL     AS ADJUSTED(1)
                                                                 ------     --------------
                                                                       (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash........................................................    $  1,077       $  1,077
Working capital.............................................     230,415        230,415
Total assets................................................     614,988        614,988
Short-term note payable and current portion of long-term
  debt......................................................      11,952         11,952
Long-term obligations, net of current portion...............     199,861        176,949
Shareholders' equity........................................     142,472        165,384

---------------
(1) Adjustments reflect the application of the net proceeds from this offering to repay a portion of the outstanding balances on our credit facilities, assuming an offering price of $6.20 per share.

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should consider the following risk factors, as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to purchase any shares of our common stock. The risks and uncertainties described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. If any of these risks occur, our business could suffer, the market price of our common stock could decline and you could lose all or part of your investment in our common stock.

                         RISKS RELATED TO OUR BUSINESS

OUR QUARTERLY OPERATING RESULTS ARE VOLATILE AND MAY CAUSE OUR STOCK PRICE TO FLUCTUATE.

     Our future revenues and operating results are likely to vary significantly from quarter to quarter due to a number of factors, many of which are outside our control. Accordingly, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of future performance. It is possible that in some future periods our operating results will be below the expectations of public market analysts and investors. In this event, the price of our stock will likely decline. Factors that may cause our revenues, gross margins and operating results to fluctuate include:

     - the loss of key manufacturers or customers;

     - heightened price competition;

     - problems incurred in managing inventories;

     - a change in the product mix sold by us;

     - customer demand (including the timing of purchases from significant customers);

     - changing economic conditions in North America, Latin America and Europe;

     - our ability to manage credit risk and collect accounts receivable;

     - our ability to manage foreign currency exposure;

     - availability of product and adequate credit lines from manufacturers; and

     - the timing of expenditures in anticipation of increased sales.

     Due primarily to manufacturer rebate programs and increased sales volumes near the end of each quarter, a larger portion of our gross profit has historically been reflected in the third month of each quarter than in each of the first two months of such quarter. If we do not receive products from manufacturers or complete sales in a timely manner at the end of a quarter, or if rebate programs and marketing development funds are changed or discontinued, our operating results in a particular quarter could suffer.

     As a result of intense price competition, we have narrow gross profit margins. These narrow margins magnify the impact of variations in sales and operating costs on our operating results. Because our sales in any given quarter depend substantially on sales booked in the third month of the quarter, a decrease in such sales is likely to adversely and disproportionately affect our quarterly operating results. This is because our expense levels are partially based on our expectations of future sales, and we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Due to our narrow margins and our limited ability to quickly adjust costs, any shortfall in sales in relation to our quarterly expectations will likely have an adverse impact on our quarterly operating results.

WE RELY ON A RELATIVELY SMALL NUMBER OF KEY MANUFACTURERS FOR PRODUCTS THAT MAKE UP A SIGNIFICANT PORTION OF OUR NET SALES AND THE LOSS OF A RELATIONSHIP WITH A KEY MANUFACTURER COULD HAVE AN ADVERSE EFFECT ON OUR NET SALES.

     We receive a significant portion of our net sales from products we purchase from a relatively small number of key manufacturers. In each of 2001 and 2002, five key manufacturers provided products that represented 44% and 49%, respectively, of our net sales. We believe that products from a relatively small number of manufacturers will continue to account for a significant portion of our net sales for the foreseeable future, and the portion of our net sales from products purchased from such manufacturers could continue to increase in the future. These key manufacturers have a variety of distributors to choose from and therefore can make substantial demands on us. In addition, our standard distribution agreement allows the manufacturer to terminate its relationship with us on short notice. Our ability to maintain strong relationships with our key manufacturers, both domestically and internationally, is essential to our future performance. The loss of a relationship with a key manufacturer could have an adverse effect on our net sales.

     In addition, the downturn in the economy in general, and in the technology sector of the economy in particular, has led to increased consolidation among our manufacturers and may result in some manufacturers exiting the industry. Further, manufacturers have been consolidating the number of distributors they use. These events could negatively impact our relationships with our key manufacturers and may have an adverse effect on our net sales.

THE FAILURE OF OUR KEY SUPPLIERS TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES IN OUR INDUSTRY AND TO SUCCESSFULLY DEVELOP NEW PRODUCTS COULD CAUSE OUR SALES TO DECLINE AND OUR REVENUES TO DECREASE.

     Our ability to generate increased revenues depends significantly upon the ability and willingness of our suppliers to develop new products on a timely basis in response to rapid technological changes in our industry. Our suppliers must commit significant resources each time they develop a product. If they do not invest in the development of new products, then sales of our products to our customers may decline and our revenues may decrease. The ability and willingness of our suppliers to develop new products is based upon a number of factors beyond our control.

THE DOWNTURN IN INFORMATION TECHNOLOGY SPENDING MAY CAUSE REDUCED DEMAND FOR OUR PRODUCTS AND A DECLINE IN OUR NET SALES AND GROSS MARGINS DUE TO PRICE COMPETITION AND DECREASED SALES VOLUMES.

     Since late 2000, large enterprises throughout the global economy have significantly reduced their spending on information technology products, which has had a continuing negative effect on the demand for our products. We cannot predict the depth or duration of this downturn in spending, and if it grows more severe or continues for a long period of time, our ability to increase or maintain our operating results may be impaired. This downturn in spending may result in a decline in our net sales and gross margins due to decreased sales volumes and price competition.

OUR INVENTORY MAY DECLINE IN VALUE DUE TO INVENTORY SURPLUS, PRICE REDUCTIONS OR TECHNICAL OBSOLESCENCE THAT COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

     The value of our inventory may decline as a result of surplus inventory, price reductions or technological obsolescence. Our distribution agreements typically provide us with only limited price protection and inventory return rights. In addition, we purchase significant amounts of inventory under contracts that do not provide any inventory return rights or price protection. Without price protection or inventory return rights for our inventory purchases, we bear the sole risk of obsolescence and price reductions. Even when we have price protection and inventory return rights, there can be no guarantee we will be able to return the products to the manufacturer or to collect refunds for those products in a timely manner, if at all.

SUPPLY SHORTAGES COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     We are dependent on the supply of products from our vendors. Our industry is characterized by periods of product shortages due to vendors' difficulty in projecting demand. When such shortages occur, we typically receive an allocation of product from the vendor. There can be no assurance that vendors will be able to maintain an adequate supply of products to fulfill all of our customers' orders on a timely basis. If we are unable to enter into and maintain satisfactory distribution arrangements with leading vendors and an adequate supply of products, we may be late in shipping products, causing our customers to purchase products from our competitors which could adversely affect our net sales, operating results and customer relationships.

OUR FINANCIAL OBLIGATIONS MAY LIMIT OUR ABILITY TO OPERATE OUR BUSINESS AND COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     We have significant financial obligations arising under our secured working capital financings. We are required to meet financial tests on a periodic basis and comply with other covenants customary in secured financings. If we do not meet debt covenant requirements, our lenders may demand immediate repayment of amounts outstanding. Our ability to satisfy our existing obligations will depend upon our future operating performance, which may be affected by prevailing economic conditions and financial, business and other factors described in our filings with the SEC, many of which factors are beyond our control. If we are unable to meet our debt obligations we may be forced to adopt one or more strategies such as reducing or delaying capital expenditures or otherwise slowing our growth strategies, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital. We do not know whether any of these actions could be effected on satisfactory terms, if at all.

     Even if we are able to meet our debt service obligations, the amount of debt we have could adversely affect us in a number of ways, including:

     - changes in interest rates may have a significant effect on our operating results;

     - our flexibility in planning for, or reacting to, changes in our business may be limited;

     - our manufacturers may restrict our credit which would limit our ability to purchase inventory;

     - we may be placed at a competitive disadvantage relative to competitors who have lower levels of debt;

     - our level of debt may restrict us from raising additional financing on satisfactory terms to fund working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances, and other general corporate requirements;

     - the covenants in our debt instruments limit our ability and the ability of our subsidiaries to pay dividends or make other restricted payments and investments;

     - we may be more vulnerable to a downturn in our business or the economy in general; and

     - we may be required to use a substantial portion of our cash to pay principal and interest on our debt instead of contributing those funds to other purposes, such as working capital and capital expenditures.

IF WE DO NOT REDUCE AND CONTROL OUR OPERATING EXPENSES, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY IN OUR INDUSTRY.

     Our strategy involves, to a substantial degree, increasing revenues while at the same time reducing and controlling operating expenses. In furtherance of this strategy, we have engaged in ongoing, company-wide efficiency activities intended to increase productivity and reduce costs. These activities have included significant personnel reductions, reduction or elimination of non-personnel expenses and realigning and streamlining operations and consolidating business lines. We cannot assure you that our efforts will result in the increased profitability, cost savings or other benefits that we expect. Moreover, our cost reduction efforts may adversely affect the effectiveness of our financial and operational controls, our ability to distribute our products in required volumes to meet customer demand and may result in disruptions that affect our products and customer service.

OUR ABILITY TO OPERATE EFFECTIVELY COULD BE IMPAIRED IF WE WERE TO LOSE THE SERVICES OF KEY PERSONNEL, OR IF WE ARE UNABLE TO RECRUIT QUALIFIED MANAGERS AND KEY PERSONNEL IN THE FUTURE.

     Our success largely depends on the continued service of our management team and key personnel. If one or more of these individuals, particularly W. Donald Bell, our Chairman, Chief Executive Officer and President, were to resign or otherwise terminate their employment with us, we could experience a loss of sales and vendor relationships and diversion of management resources.

     Competition for skilled employees is intense and there can be no assurance that we will be able to recruit and retain such personnel. If we are unable to retain our existing managers and employees or hire and integrate new management and employees, we could suffer material adverse effects on our business, operating results and financial condition.

OUR INTERNATIONAL OPERATIONS SUBJECT US TO RISKS WHICH MAY HURT OUR
PROFITABILITY.

     Our international revenues represented 56% of our revenues in 2002, and 55% of our revenues in 2001. We believe that international sales will represent a substantial and increasing portion of our net sales for the foreseeable future. Our international operations are subject to a number of risks, including:

     - fluctuations in currency exchange rates;

     - political and economic instability;

     - longer payment cycles and unpredictable sales cycles;

     - difficulty in staffing and managing foreign operations;

     - import and export license requirements, tariffs, taxes and other trade barriers; and

     - the burden of complying with a wide variety of foreign laws, treaties and technical standards and changes in those regulations.

     The majority of our revenues and expenditures in our foreign subsidiaries are transacted in the local currency of the country where the subsidiary operates. For each of our foreign subsidiaries, the local currency is also the functional currency. Fluctuations in currency exchange rates could cause our products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. To the extent our revenues and expenses are denominated in currencies other than U.S. dollars, gains and losses on the conversion to U.S. dollars may contribute to fluctuations in our operating results. In addition, we have experienced foreign currency remeasurement gains and losses because a significant amount of our foreign subsidiaries' remeasurable net assets and liabilities are denominated in U.S. dollars rather than the subsidiaries' functional currency. As we continue to expand globally and the amount of our foreign subsidiaries' U.S. dollar or non-functional currency denominated remeasurable net asset or liability position increases, our potential for fluctuations in foreign currency remeasurement gains and losses will increase. We have in the past, and expect in the future, to enter into hedging arrangements and enter into local currency borrowing facilities to reduce this exposure, but these arrangements may not be adequate.

OUR INABILITY TO EFFECTIVELY MANAGE OUR ACCOUNTS RECEIVABLE COULD HAVE A SIGNIFICANT NEGATIVE IMPACT ON OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS AND LIQUIDITY.

     A significant portion of our working capital consists of accounts receivable from customers. If customers responsible for a significant percentage of our accounts receivable were to become insolvent or otherwise unable to pay for products and services, or were to become unwilling or unable to make payments in a timely manner, our operating results and financial condition could be adversely affected. If the current economic downturn becomes more pronounced or lasts longer than currently expected, it could have an adverse effect on the servicing of these accounts receivable, which could result in longer payment cycles, increased collection costs and defaults in excess of management's expectations. A significant deterioration in our ability to collect on accounts receivable could also impact the cost or availability of financing. Further, our working capital facilities in North America, Latin America and Europe enable us to borrow funds for operations based on our levels of accounts receivable and inventory. If our accounts receivable and inventories are not at adequate levels, we may face liquidity problems in operating our business.

IF WE ARE UNABLE TO EFFECTIVELY COMPETE IN OUR INDUSTRY, OUR OPERATING RESULTS MAY SUFFER.

     The markets in which we compete are intensely competitive. As a result, we will face a variety of significant challenges, including rapid technological advances, price erosion, changing customer preferences and evolving industry standards. Our competitors continue to offer products with improved price and performance characteristics, and we will have to do the same to remain competitive. Increased competition could result in significant price competition, reduced revenues, lower profit margins or loss of market share, any of which would have a material adverse effect on our business. We cannot be certain that we will be able to compete successfully in the future.

     We compete for customer relationships with numerous local, regional, national and international distributors. We also compete for customer relationships with manufacturers, including some of our manufacturers and customers. We believe our most significant competition for customers seeking both products and services arises from Arrow Electronics, Avnet, Future Electronics, Memec and Pioneer-Standard Electronics. We believe our most significant competition for customers seeking only products arises from Ingram Micro, Tech Data and Synnex. Competition for customers is based on product line breadth, depth and availability, competitive pricing, customer service, technical expertise, value-added services and e-commerce capabilities. While we believe we compete favorably with respect to these factors, some of our competitors have superior brand recognition and greater financial resources than we do. If we are unable to successfully compete, our operating results may suffer.

     We also compete with other distributors for relationships with manufacturers. In recent years, a growing number of manufacturers have begun consolidating the number of distributors they use. This consolidation will likely result in fewer manufacturers in our industry. As a result of this consolidation we may lose existing relationships with manufacturers. In addition, manufacturers have established and may continue to establish cooperative relationships with other manufacturers and data storage solution providers. These cooperative relationships may enable manufacturers to offer comprehensive solutions that compete with those we offer and the manufacturers may have greater resources to devote to internal sales and marketing efforts. If we are unable to maintain our existing relationships with manufacturers and establish new relationships, it could harm our competitive position and adversely affect our operating results.

IF WE ARE UNABLE TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGE, OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION MAY SUFFER.

     Many of the products we sell are used in the manufacture or configuration of a wide variety of electronic products. These products are characterized by rapid technological change, short product life cycles and intense competition and pricing pressures. Our continued success depends upon our ability to continue to identify new vendors and product lines that achieve market acceptance, emerging technologies, develop technological expertise in these technologies and continually develop and maintain relationships with industry leaders. If we are unsuccessful in our efforts, our results of operations and financial condition may suffer.

FAILURE TO IDENTIFY ACQUISITION OPPORTUNITIES AND INTEGRATE ACQUIRED BUSINESSES INTO OUR OPERATIONS SUCCESSFULLY COULD REDUCE OUR REVENUES AND PROFITS AND MAY LIMIT OUR GROWTH.

     An important part of our growth has been the acquisition of complementary businesses. We may choose to continue this strategy in the future. Our identification of suitable acquisition candidates involves risks inherent in assessing the value, strengths, weaknesses, overall risks and profitability of acquisition candidates. We may be unable to identify suitable acquisition candidates. If we do not make suitable acquisitions, we may find it more difficult to realize our growth objectives.

     The process of integrating new businesses into our operations, including our recently completed acquisitions, poses numerous risks, including:

     - an inability to assimilate acquired operations, information systems, and internal control systems and products;

     - diversion of management's attention;

     - difficulties and uncertainties in transitioning the business relationships from the acquired entity to us; and

     - the loss of key employees of acquired companies.

     In addition, future acquisitions by us may be dilutive to our shareholders, cause us to incur additional indebtedness and large one-time expenses or create goodwill or other intangible assets that could result in significant amortization expense. If we spend significant funds or incur additional debt, our ability to obtain necessary financing may decline and we may be more vulnerable to economic downturns and competitive pressures. We cannot guarantee that we will be able to successfully complete any acquisitions, that we will be able to finance acquisitions or that we will realize any anticipated benefits from acquisitions that we complete.

IF WE CANNOT EFFECTIVELY MANAGE OUR GROWTH, OUR BUSINESS MAY SUFFER.

     Our growth since our initial public offering in 1993 has placed, and continues to place, a significant strain on our management, financial, operational, technical, sales and administrative resources. We intend to continue to grow by increasing our sales efforts and completing strategic acquisitions. To effectively manage our growth, we must, among other things:

     - engage, train and manage a larger sales force and additional service personnel;

     - expand the geographic coverage of our sales force;

     - expand our information systems;

     - identify and successfully integrate acquired businesses into our operations; and

     - enforce appropriate financial and administrative control procedures.

Any failure to effectively manage our growth may cause our business to suffer and our stock price to decline.

                         RISKS RELATED TO THIS OFFERING

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE TO FUND THE GROWTH OF OUR BUSINESS, AND FINANCING MAY NOT BE AVAILABLE.

     We currently anticipate that our available capital resources, combined with the net cash proceeds from this offering, cash flows from operations and expected interest income, will be sufficient to meet our expected working capital and capital expenditure requirements for the foreseeable future. However, we cannot assure you that such resources will be sufficient to fund the growth of our business. Our cash requirements will depend on numerous factors, including the rate of growth of our sales, the timing and levels of products purchased, payment terms and credit limits from manufacturers, the timing and level of our accounts receivable collections and our ability to manage our business profitability.

     We may also raise additional funds through public or private debt or equity financings if such financings become available on favorable terms, but such financings would likely dilute our stockholders. We cannot assure you that any additional financing we may need will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of unanticipated opportunities, develop new products or otherwise respond to competitive pressures. In any such case, our business, operating results or financial condition could be materially adversely affected.

OUR STOCK PRICE IS VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE OFFERING PRICE.

     The market price of our common stock has been, and we expect will continue to be, subject to significant volatility. The value of our common stock may decline regardless of our operating performance or prospects. Factors affecting our market price include:

     - our perceived prospects;

     - variations in our operating results and whether we have achieved of key business targets;

     - changes in, or our failure to meet, earnings estimates;

     - changes in securities analysts' buy/sell recommendations;

     - differences between our reported results and those expected by investors and securities analysts;

     - announcements of new contracts by us or our competitors;

     - market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors; and

     - general economic, political or stock market conditions.

     Recent events have caused stock prices for many companies, including ours, to fluctuate in ways unrelated or disproportionate to their operating performance. The general economic, political and stock market conditions that may affect the market price of our common stock are beyond our control. The market price of our common stock at any particular time may not remain the market price in the future. In the past, securities class action litigation has been instituted against companies following periods of volatility in the market price of their securities. Any such litigation, if instituted against us, could result in substantial costs and a diversion of management's attention and resources.

OUR MANAGEMENT TEAM WILL HAVE BROAD DISCRETION OVER THE USE OF THE NET PROCEEDS FROM THIS OFFERING.

     Our management will use their discretion to direct the net proceeds from this offering. We intend to use the net proceeds for general corporate purposes, which may include the repayment of indebtedness and the financing of capital expenditures, future acquisitions and working capital. Their judgments may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

WE DO NOT ANTICIPATE DECLARING ANY CASH DIVIDENDS ON OUR COMMON STOCK.

     We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and earnings for use in the operation and expansion of our business. In addition, our debt agreements prohibit the payment of cash dividends or other distributions on any of our capital stock except dividends payable in additional shares of capital stock.

                          PRICE RANGE OF COMMON STOCK

     Our common stock is traded on the Nasdaq National Market under the symbol "BELM." The following table shows the high and low closing sale prices for our common stock as reported by the Nasdaq National Market during the calendar quarters indicated:

                                                                 HIGH      LOW
                                                                ------    ------
Year Ended December 31, 2001
  First Quarter.............................................    $22.13    $10.94
  Second Quarter............................................     14.03      6.93
  Third Quarter.............................................     10.00      7.40
  Fourth Quarter............................................     14.18      7.60
Year Ended December 31, 2002
  First Quarter.............................................    $15.55    $10.05
  Second Quarter............................................     12.37      6.86
  Third Quarter.............................................      7.80      3.50
  Fourth Quarter............................................      8.36      3.61
Year Ended December 31, 2003
  First Quarter.............................................    $ 7.53    $ 5.11
  Second Quarter............................................      5.50      3.67
  Third Quarter (through August 11, 2003)...................      7.40      4.21

     The last reported sale price of our common stock on the Nasdaq National Market on August 11, 2003 was $6.20 per share.

                                DIVIDEND POLICY

     To date, we have paid no cash dividends to our shareholders. We have no plans to pay cash dividends in the near future. Our debt agreements prohibit the payment of cash dividends or other distributions on any of our capital stock except dividends payable in additional shares of capital stock.

                                USE OF PROCEEDS

     We intend to use the net proceeds from the sale of the common stock offered by this prospectus supplement to repay a portion of the outstanding balances on our Loan and Security Agreement with First Union National Bank, among others, and our Syndicated Credit Agreement arranged by Bank of America, N.A., as principal agent. The terms of these credit facilities are described in certain of our filings with the SEC incorporated by reference herein.

                                 CAPITALIZATION

     The following table sets forth our actual capitalization as of June 30, 2003 and as adjusted to give effect to the issuance and sale by us of 4,000,000 shares of common stock in this offering at an assumed public offering price of $6.20 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the repayment of outstanding debt. This capitalization table should be read in conjunction with our consolidated financial statements and related notes, all incorporated by reference to our filings with the SEC.

                                                                  AS OF JUNE 30, 2003
                                                                -----------------------
                                                                 ACTUAL     AS ADJUSTED
                                                                --------    -----------
                                                                    (IN THOUSANDS)
                                                                      (UNAUDITED)
Cash and cash equivalents...................................    $  1,077     $  1,007
                                                                ========     ========
Short-term note payable and current portion of long-term
  debt......................................................    $ 11,952     $ 11,952
                                                                ========     ========
Long-term obligations, net of current portion...............     199,861      176,949
Shareholders' equity:
  Common stock, $0.01 par value, 40,000,000 shares
     authorized; 20,393,416 shares outstanding, actual; and
     24,393,416 shares outstanding, as adjusted.............     117,450      140,362
  Retained earnings.........................................      18,015       18,015
  Accumulated other comprehensive income....................       7,007        7,007
                                                                --------     --------
     Total shareholders' equity.............................     142,472      165,384
                                                                --------     --------
       Total capitalization.................................    $342,333     $342,333
                                                                ========     ========

     The total number of shares of common stock outstanding after this offering is based on 20,393,416 shares outstanding as of June 30, 2003, and excludes:

     - 1,730,513 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2003, at a weighted average exercise price of $4.79 per share, under our stock option plans;

     - 1,664,450 additional shares of common stock reserved for future issuance under our 1998 Stock Plan;

     - 750,000 additional shares of common stock reserved for issuance under various outstanding warrant agreements; and

     - 912,813 shares of restricted stock subject to vesting provisions.

                                   MANAGEMENT

     The following are our executive officers, certain other key employees and directors:

         NAME              AGE                              TITLES
         ----              ---                              ------
W. Donald Bell.........    66     President, Chief Executive Officer and Chairman of the
                                  Board
James E. Illson........    50     Chief Financial Officer and Executive Vice President of
                                  Finance and Operations
Ian French.............    50     President, Bell Microproducts Europe
Lou Leonardo...........    49     President, Bell Microproducts Latin America
Jerry Kagele...........    33     Executive Vice President, Computer Products
Philip M. Roussey......    61     Executive Vice President, Enterprise Marketing
Walter Tobin...........    55     Executive Vice President, OEM Division
Gordon A.                         Director
  Campbell(1)..........    59
Eugene B.                         Director
  Chaiken(2)(3)(4).....    62
David M.                          Director
  Ernsberger(1)(2).....    58
Edward L.                         Director
  Gelbach(1)(3)........    72
James E. Ousley(2).....    57     Director
Glenn E. Penisten(3)...    71     Director

---------------

(1) Compensation Committee member.

(2) Governance/Nominating Committee member.

(3) Audit Committee member.

(4) Audit Committee financial expert.

     W. Donald Bell has been our President, Chief Executive Officer and Chairman of the Board since our inception in 1987. Mr. Bell has over 30 years of experience in the electronics industry. Mr. Bell was formerly the President of Ducommun, Inc. and its subsidiary, Kierulff Electronics, Inc., as well as Electronic Arrays, Inc. He has also held senior management positions at Texas Instruments Incorporated, American Microsystems, Inc. and other electronics companies.

     James E. Illson has been our Chief Financial Officer and Executive Vice President of Finance and Operations since 2002. From 2000 to 2002, Mr. Illson was CEO and President of Wareforce Inc., a value-added reseller. Mr. Illson was with Merisel, a computer products distributor, from 1996 to 2000, serving in the position of Chief Financial Officer until 1998, when he became President and Chief Operating Officer. Mr. Illson has over 20 years experience in financial and operational fields.

     Ian French has been President of Bell Microproducts Europe since he joined our company in 2000 through the acquisition of Ideal Hardware, a United Kingdom distribution company. From 1999 to 2000, Mr. French was CEO of Ideal Hardware. Mr. French has also held various management positions at IBM, Olivetti and Seiko.

     Lou Leonardo has served as President of Bell Microproducts Latin America since joining us in 1999 in connection with the acquisition of Future Tech. Prior to joining us, Mr. Leonardo served as President of Future Tech. Prior to joining Future Tech, Mr. Leonardo held various sales and marketing management positions at Samsung, Ericsson and Sanyo. Mr. Leonardo has over twenty years experience in the computer industry, including ten years focused on the Latin American market.

     Jerry Kagele has been Executive Vice President, Computer Products, since joining our Commercial Organization in 2002. Prior to joining us, Mr. Kagele held the position of Senior Vice President of Applied Computing Solutions in Europe for Avnet, Inc. for nine years. Prior to joining Avnet, he served in various senior management positions at Savoir Technology Group from 1993 until Savoir was acquired by Avnet in 2000. Mr. Kagele has over fourteen years experience in the distribution industry.

     Philip M. Roussey has been our Executive Vice President, Enterprise Marketing since 2002. Prior to such time, he served as our Executive Vice President, Computer Products Marketing from 2000 until 2002 and as our Senior Vice President, Computer Products Marketing and Vice President, Marketing from our inception in 1987 until 2000. Prior to joining Bell Microproducts in 1987, Mr. Roussey served in management positions with Kierulff Electronics, most recently as Corporate Vice President of Marketing and prior to that as Vice President of Computer Products.

     Walter Tobin has been Executive Vice President, OEM Division, since joining us in 2003. Mr. Tobin is responsible for all OEM Sales and Marketing in North America. Prior to joining us, Mr. Tobin was with Pioneer-Standard, a distributor and reseller, for over eleven years, serving in several positions as Senior Vice President of Marketing and Operations and Value Added Services. Prior to joining Pioneer-Standard, Mr. Tobin held the positions of Regional Vice President, Regional Director and Branch Manager with various companies, including Lex/Schweber, Arrow and Cramer Electronics. Mr. Tobin has 30 years of experience in the distribution industry.

     Gordon A. Campbell has served on our Board of Directors since May 1988. Mr. Campbell is a managing member of the general partners of the following venture capital funds: Techfund Capital, Techfund Capital II, Techfarm Ventures, and Techfarm Ventures (Q). Mr. Campbell has been President of TechFarm Management, an incubation company for new technology companies, since he founded TechFarm in 1993. Mr. Campbell has founded and been involved in the start-up of numerous Silicon Valley companies, including Seeq, CHIPS and Technologies, a semiconductor and related device company, 3dfx Interactive and Cobalt Networks. Mr. Campbell also serves as a director of Palm.

     Eugene B. Chaiken has served on our Board of Directors since November 1998. Since 1963, Mr. Chaiken has served as the Chairman, President and CEO of Almo Corporation, a major appliance, consumer electronics and wire and cable distribution company.

     David M. Ernsberger has served on our Board of Directors since July 2002. Mr. Ernsberger has served as President of Ernsberger Partnerships, a consulting and investments company, since founding it in 2001. From 1994 to 2001, Mr. Ernsberger served as Group Vice President of Worldwide Sales and Support for IBM Technology Group. Mr. Ernsberger served as President and CEO of SkillSet Software, a human resources software solutions company, from 1993 to 1994. From 1967 to 1993, Mr. Ernsberger held various senior executive positions with IBM Corporation.

     Edward L. Gelbach has served on our Board of Directors since March 1993. From 1971 to 1988, Mr. Gelbach was Senior Vice President and a director of Intel. Since 1989, he has been an independent investor. Mr. Gelbach previously served as a director for Etec Systems.

     James E. Ousley has been our Vice Chairman since October 2000 and has served on our Board of Directors since February 1998. Mr. Ousley has served as President and CEO of Vytek Wireless since 2000. From 1999 to 2000, Mr. Ousley was President, CEO and Chairman of Syntegra (USA). Mr. Ousley was President and Chief Executive Officer of Control Data Systems from 1992 to 1999. From February 1989 to 1992, Mr. Ousley served in various positions with Ceridian, including Executive Vice President. Mr. Ousley is currently a director of Vytek Wireless, a wireless integration company; Syntegra (USA), a global e-business solutions provider; ActivCard, an authentication software company; Datalink Systems Corporation, a data storage integration company; Norstan, a communications integration company; and Savvis Communication Corporation, a communications company.

     Glenn E. Penisten, who was appointed as our Lead Director in February 2003, has served on our Board of Directors since May 1988. Since 1985, Mr. Penisten has served as General Partner of Alpha Venture Partners III, a venture capital fund. Mr. Penisten served as CEO for several leading technology companies including Superconductor Technologies from May 1987 to June 1988, American Microsystems from July 1976 to December 1984 and Data Transmission from February 1972 to April 1976. Mr. Penisten previously served as a director for IKOS Systems, Superconductor Technologies and Pinnacle Systems and was Chairman of the Board of Network Peripherals. In 1982, Mr. Penisten also served as Chairman of the American Electronics Association.

                                  UNDERWRITING

     We intend to enter into an underwriting agreement with the underwriters named below on the terms described below. The underwriters' obligations will be several, which means that each underwriter will be required to purchase a specific number of shares, but will not be responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter will severally agree to purchase from us the number of shares of common stock set forth opposite its name below:

                                                                NUMBER OF
                        UNDERWRITER                              SHARES
                        -----------                             ---------
Needham & Company, Inc. ....................................
Raymond James & Associates, Inc. ...........................
     Total..................................................

     The underwriters have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price per share set forth on the cover page of this prospectus supplement. The underwriters may offer shares to securities dealers, who may include the underwriters, at that
public offering price less a concession of up to $     per share. The
underwriters may allow, and these dealers may re-allow, a concession to other
securities dealers of up to $     per share. After the offering to the public,
the offering price and other selling terms may be changed by the underwriters.

     We will grant to the underwriters an option to purchase up to 600,000 additional shares of common stock at the public offering price per share, less the underwriting discount, set forth on the cover page of this prospectus supplement. This option is exercisable during the 30-day period after the date of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments, which are discussed below, made in connection with this offering. If this option is exercised, each of the underwriters will be obligated to purchase approximately the same percentage of the additional shares as the number of shares of common stock to be purchased by that underwriter, as shown in the table above, bears to the total number of shares shown.

     The underwriting discount is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discount is currently expected to be approximately 6% of the public offering price. The following table shows the per share and total underwriting discount to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                                          TOTAL
                                                        -----------------------------------------
                                                        PER SHARE    NO EXERCISE    FULL EXERCISE
                                                        ---------    -----------    -------------
Paid by Bell Microproducts Inc. ....................     $             $               $

     The underwriting agreement will provide that the obligations of the underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all shares of the common stock offered hereby, other than those covered by the over-allotment option described above, if any of these shares are purchased.

     The underwriting agreement will also provide that we will indemnify the underwriters against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect thereof.

     The underwriters propose to offer the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

     We have agreed not to offer, sell, contract to sell, grant options to purchase, or otherwise dispose of any shares of our common stock or securities exchangeable for or convertible into our common stock for a period of 90 days after the date of this prospectus without the prior written consent of Needham & Company, Inc. This agreement does not apply to options outstanding under any existing employee benefit plans. Our directors and officers have agreed, subject to certain exceptions, not to, directly or indirectly, sell, hedge, or otherwise dispose of any shares of common stock, options to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock, for a period of 90 days after the date of this prospectus supplement without the prior written consent of Needham & Company, Inc. Needham & Company, Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements.

     In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for their own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase under the over-allotment option. To close out a short position, the underwriters may bid for, and purchase, common stock in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be entirely closed out by buying shares in the open market. A short position is more likely to be covered by open market purchases if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase shares in the offering.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our common stock in this offering because the underwriters repurchase that stock in stabilizing or short covering transactions.

     Finally, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our common stock on the Nasdaq National Market immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934. Rule 103 generally provides that:

     - a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

     - net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker's average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

     - passive market making bids must be identified as such.

     Any of these activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities or may prevent or retard a decline in the market price of our stock. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq National Market or otherwise.

     Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by our counsel, Fredrikson & Byron, P.A., Minneapolis, Minnesota, and for the underwriters by Gray Cary Ware & Freidenrich LLP, San Diego, California.

PROSPECTUS

                           [BELL MICROPRODUCTS LOGO]

                                  $35,000,000

                            BELL MICROPRODUCTS INC.

                          Convertible Debt Securities
                                Debt Securities
                          Convertible Preferred Stock
                                Preferred Stock
                                  Common Stock
                              Securities Warrants
                          ----------------------------

     We may offer and sell, from time to time, up to $35,000,000 of any of the following securities under this prospectus:

     - convertible debt securities;

     - debt securities;

     - shares of convertible preferred stock;

     - shares of preferred stock;

     - shares of common stock; and

     - securities warrants.

     This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities.

     Our common stock is quoted on the Nasdaq National Market under the symbol "BELM."

     Investing in any of our securities involves risk. You should carefully consider the Risk Factors incorporated by reference into this prospectus before you make an investment in the securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                THE DATE OF THIS PROSPECTUS IS AUGUST 11, 2003.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
About This Prospectus.......................................      1
Where You Can Find More Information.........................      1
Forward-Looking Statements..................................      2
The Company.................................................      2
Use of Proceeds.............................................      3
Ratios of Earnings to Fixed Charges and Earnings to Fixed
  Charges Plus Preferred Stock Dividends....................      3
Description of Convertible Debt Securities and Debt
  Securities................................................      3
Description of Capital Stock................................      8
Description of Securities Warrants..........................     11
Plan of Distribution........................................     14
Legal Matters...............................................     15
Experts.....................................................     15

                            ------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or any other person to provide you with additional or different information. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information. We will disclose any material changes in our affairs in a post-effective amendment to the registration statement of which this prospectus is a part, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under a shelf registration process, we may, over time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $35,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus and a prospectus supplement that will contain specific information about the terms of that particular offering and the securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The information in this prospectus is accurate as of August 7, 2003. You should read both this prospectus and the applicable prospectus supplement, if any, together with additional information described under the heading "Where You Can Find More Information."

     Unless the context requires otherwise or unless otherwise noted, all references in this preliminary prospectus or any prospectus supplement to "we," "us," or "our" are to Bell Microproducts Inc. and its subsidiaries on a consolidated basis. We maintain a website at www.bellmicro.com. Information contained in our website does not constitute part of this prospectus unless otherwise specifically incorporated by reference herein.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy at prescribed rates any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

     The SEC allows us to "incorporate by reference" the information we file, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") until we sell all of the securities described in this prospectus or we earlier terminate the offering:

     - The description of our common stock contained in our Registration Statement on Form 8-A dated April 14, 1993, filed pursuant to Section 12 of the Exchange Act, which was declared effective by the SEC on June 14, 1993, including any amendment or report filed for the purpose of updating such description.

     - Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed March 31, 2003.

     - Our Current Report on Form 8-K filed April 14, 2003.

     - Our definitive Proxy Statement on Schedule 14A filed March 19, 2003.

     - Our Quarterly Report on Form 10-Q for the period ended March 31, 2003 filed May 15, 2003.

     - Our Current Report on Form 8-K filed June 6, 2003.

     We make available free of charge on or through our Internet website, www.bellmicro.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

Information contained in our website does not constitute part of this prospectus unless otherwise specifically incorporated by reference herein.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

                         Investor Relations Department
                         Bell Microproducts Inc.
                         1941 Ringwood Avenue
                         San Jose, California 95131
                         (408) 451-9400

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

                           FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus (including information incorporated or deemed incorporated by reference herein) contains "forward-looking statements" within the meaning of the Private Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on our current expectations, estimates, forecasts, and projects as well as the current beliefs and assumptions of our management. Words such as "outlook", "believes", "expects", "appears", "may", "will", "should", "anticipates" or the negative thereof or comparable terminology, are intended to identify such forward looking statements. Any statement that is not a historical fact, including estimates, projections, future trends and the outcome of events that have not yet occurred, is a forward-looking statement. Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in our Annual Report on Form 10-K under the section entitled "Risk Factors" and elsewhere, and in our other reports filed with the SEC. Many of such factors related to events and circumstances that are beyond our control. You should not place undue reliance on forward-looking statements.

                                  THE COMPANY

     We are a leading value-added distributor of storage products and systems, semiconductors and computer products and peripherals. We market and distribute our products at various levels of integration, from raw components to fully integrated, tested and certified systems. We carry over 150 brand name product lines as well as our own proprietary Rorke Data storage products, Markvision memory modules and TradeMark computer products. Across our product lines, we emphasize our ability to combine our extensive product portfolio with comprehensive value-added services.

     We offer components that include disk drives, semiconductors, flat panel displays and related products, and other storage products and custom-configured computer products. Our value-added services include, among others, system design, integration, installation, maintenance and other consulting services combined with a variety of storage and computer hardware and software products. In addition, we offer network attached storage, storage area network and other storage systems, computer platforms, tape drives and libraries and related software. Our selection of products and technologies, together with our independence, allows us to offer the best available hardware, software and service solutions for each customer. Customers can purchase our components as stand-alone products or in combination with certain value-added services.

                                USE OF PROCEEDS

     Unless otherwise provided in a prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and any prospectus supplement for our general corporate purposes, which may include repayment of indebtedness, the financing of capital expenditures, future acquisitions and additions to our working capital.

                    RATIOS OF EARNINGS TO FIXED CHARGES AND
            EARNINGS TO FIXED CHARGES PLUS PREFERRED STOCK DIVIDENDS

     Our ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for each of the periods indicated are as follows:

                                                       THREE
                                                      MONTHS
                                                       ENDED
                                                     MARCH 31,       YEAR ENDED DECEMBER 31,
                                                     ---------   --------------------------------
                                                       2003      2002   2001   2000   1999   1998
                                                     ---------   ----   ----   ----   ----   ----
Ratio of earnings to fixed charges.................     --       --     --     2.85   3.32   4.53
Ratio of earnings to fixed charges and preferred
  stock dividends..................................     --       --     --     2.85   3.32   4.53

     We computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, earnings consist of: income from continuing operations before income taxes, plus interest expense and other financial charges. Fixed charges consist of: interest expense including interest attributable to operating leases and other financial charges. For the years ended December 31, 2002 and 2001 and the three-month period ended March 31, 2003, earnings were insufficient to cover fixed charges by $9.67 million, $34.36 million and $7.05 million, respectively. Because we have no preferred stock outstanding, our ratios of earnings to fixed charges and preferred stock dividends are the same as our ratios of earnings to fixed charges.

         DESCRIPTION OF CONVERTIBLE DEBT SECURITIES AND DEBT SECURITIES

     Any convertible debt securities or debt securities (each referred to herein as debt securities) we issue will be governed by an indenture between us, as issuer, and a bank or trust company, as trustee. Any such debt securities will be governed by the provisions of the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. We may supplement the indenture from time to time for various purposes, including establishing the form and terms of a particular series of debt securities, with the consent of the trustee.

     This description is a summary of the material provisions of any debt securities that we may issue. We urge you to read the form of the indenture because the indenture, and not this description, will govern the rights of any holder of debt securities described in this prospectus.

GENERAL

     Any series of debt securities that we issue pursuant to this prospectus, as supplemented, will constitute general repayment obligations to us and will rank equally in right of payment with any other subordinated indebtedness that we may have from time to time. We will prepare a prospectus supplement and enter into an indenture supplement relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

     - the title of the debt securities of that series;

     - the total principal amount of the debt securities of that series;

     - the price or prices at which we will issue debt securities of that series;

     - the date or date on which the debt securities of that series may be issued;

     - the dates on which the principal and premium, if any, of the debt securities of that series will be payable;

     - the portion of the principal amount that will be payable if the maturity date of the debt securities of that series is accelerated;

     - any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

     - the interest rate which the debt securities of that series will bear, the basis used to calculate interest and the interest payment dates for the debt securities of that series;

     - any optional redemption provisions;

     - if the debt securities will be convertible into or exchangeable for common stock, convertible preferred stock, preferred stock or other debt securities at our option or the option of the holders, the provisions relating to such conversion or exchange;

     - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities of that series;

     - whether the debt securities of that series are entitled to any guarantees of any of our subsidiaries;

     - any changes to or additional events of default;

     - any affirmative or negative covenants relating to such series; and

     - any other terms of the debt securities of that series.

     The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities.

     Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

COVENANTS

     Any series of debt securities we issue will likely contain financial and other covenants applicable to us and our subsidiaries. The applicable prospectus supplement will contain a description of any such covenants that are added to the indenture specifically for the benefit of holders of a particular series of debt securities.

EVENTS OF DEFAULT AND REMEDIES

     EVENTS OF DEFAULT

     Unless otherwise indicated in an accompanying prospectus supplement, each of the following events will be an "Event of Default" under the indenture with respect to a series of debt securities:

     - default in any payment of interest on any debt securities of that series when due that continues for 30 days;

     - default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

     - default in the payment of any sinking fund payment, if any, on any debt securities of that series when due;

     - failure to comply for 60 days after notice with our other agreements contained in the indenture or any supplement to the indenture; or

     - our bankruptcy, insolvency or reorganization.

     EXERCISE OF REMEDIES

     An Event of Default for a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities that may be outstanding under the indenture. If an Event of Default occurs with respect to a series of debt securities, other than an Event of Default resulting from our bankruptcy, insolvency or reorganization, and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately. If an Event of Default resulting from our bankruptcy, insolvency or reorganization occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the trustee or any holders.

     The holders of a majority in principal amount of the outstanding debt securities of a series may rescind any declaration of acceleration by the trustee or the holders of 25% in principal amount of the outstanding debt securities of that series, but only if:

     - rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

     - all existing Events of Default with respect to that series have been cured or waived, other than the nonpayment of principal, premium or interest on the debt securities of that series that have become due solely by the declaration of acceleration.

     No holder of debt securities of any series may directly pursue in its sole interest any remedy with respect to the indenture or the debt securities of that series, unless:

     - such holder has previously given the trustee notice that an Event of Default with respect to that series is continuing;

     - holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the trustee pursue the remedy;

     - such holders have offered the trustee reasonable indemnity or security against any cost, liability or expense to be incurred in pursuit of the remedy;

     - the trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

     - the holders of a majority in principal amount of the outstanding debt securities of that series have not given the trustee a direction that is inconsistent with such request within such 60-day period.

     This provision does not, however, affect the right of a holder to sue for enforcement of any overdue payment respecting its own debt securities.

     The holders of a majority in principal amount of the outstanding debt securities of each series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any right or power conferred on the trustee with respect to that series of debt securities. The trustee, however, may refuse to follow any direction that:

     - conflicts with law;

     - is inconsistent with any provision of the indenture;

     - the trustee determines is unduly prejudicial to the rights if any other holder; or

     - is likely to result in liability to the trustee.

NOTICE OF EVENTS OF DEFAULT

     Upon the occurrence of an Event of Default, we are required to give written notice to the trustee and indicate what action we propose to take to cure it. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we have complied with all covenants contained in the indenture or whether any Event of Default has occurred during the previous year.

AMENDMENTS AND WAIVERS

     We may amend the indenture, among other times, if the holders of a majority in principal amount of all debt securities then outstanding of each series that would be affected under the indenture consent to it. We may not, however, without the consent of each holder of any outstanding debt securities that would be affected, amend the indenture to:

     - reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

     - reduce the rate of or extend the time for payment of interest on any debt securities;

     - reduce the principal of or extend the stated maturity of any debt securities;

     - reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

     - make any debt securities payable in other than U.S. dollars;

     - impair the right of any holder to receive payment of premium, if any, principal or interest with respect to such holder's debt securities on or after the applicable due date;

     - impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder's debt securities;

     - release any security that has been granted in respect of the debt securities, other than in accordance with the indenture;

     - make any change to an amendment provision which requires each holder's consent; or

     - make any changes in the waiver provisions.

     The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to all holders of debt securities of an affected series a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.

     The holders of a majority in principal amount of the outstanding debt securities of each affected series may, on behalf of all holders of debt securities of that series, waive any past Event of Default with respect to that series, except one in respect of:

     - the payment of principal, premium, if any, or interest on any debt securities of that series when due; or

     - a provision of the indenture that cannot be amended without the consent of the holder of each outstanding debt security affected.

DEFEASANCE AND DISCHARGE

     At any time, we may terminate all our obligations under the indenture as they relate to a particular series of debt securities, which is termed a "legal defeasance." If we decide to make a legal defeasance, however, we may not terminate some of our obligations under the indenture, including our obligations:

     - relating to the defeasance trust, including the rights of holders to receive payments from the trust;

     - to register the transfer or exchange of the debt securities of that series;

     - to replace mutilated, destroyed, lost or stolen debt securities of that series; or

     - to maintain a registrar and paying agent in respect of the debt securities of that series.

     At any time we may also effect a "covenant defeasance," which means we have elected to terminate our obligations under or the operation of:

     - some of the covenants applicable to a series of debt securities, including any covenant that is added specifically for such series and is described in a prospectus supplement; and

     - any Event of Default that is added specifically for such series and described in a prospectus supplement.

     We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the defeased series of debt securities may not be accelerated because of an Event of Default with respect to that series. If we exercise our covenant defeasance option, payment of the defeased series of debt securities may not be accelerated because of an Event of Default that is added specifically for such series and described in a prospectus supplement.

     In order to exercise either defeasance option, we must:

     - irrevocably deposit in trust with the trustee money or U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or stated maturity, as the case may be;

     - comply with certain other conditions, including that no event, act or condition that is, or after the passage of time, or both, would be an Event of Default with respect to that series occurs or is continuing on the date of the deposit; and

     - deliver to the trustee an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

     In the event of any legal defeasance, holders of the debt securities of the defeased series would be entitled to look only to the trust fund for payment of principal of and any premium and interest on their debt securities through maturity.

     Although the amount of money and U.S. government obligations on deposit with the trustee would be intended to be sufficient to pay amounts due on the debt securities of a defeased series at the time of their stated maturity, if we exercise our covenant defeasance option for the debt securities of any series and the debt securities are declared due and payable because of the occurrence of an Event of Default, such amount may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such Event of Default. We would remain liable for such payments, however.

     In addition, we may discharge all our obligations under the indenture with respect to debt securities of a particular series, other than our obligation to register the transfer of and exchange such debt securities, provided that we either:

     - deliver all outstanding debt securities of such series to the trustee for cancellation; or

     - all such debt securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are called for redemption within one year, and in the case of this bullet point, we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date.

THE TRUSTEE

     The prospectus supplement relating to any series of debt securities will identify the trustee.

     The indenture limits the right of the trustee, if it becomes our creditor, to obtain payment of claims in some cases, or to realize for its own account on property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in some other transactions. However, if it acquires any conflicting interest after an Event of Default has occurred under the indenture and is continuing, it must eliminate the conflict or resign as trustee.

     If an Event of Default occurs and is not cured or waived, the trustee is required to exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of debt securities unless they have offered to the trustee reasonable security and indemnity against the costs and liabilities that it may incur.

     The trustee may be a depositary for funds of, may make loans to and may perform other routine banking services for us and our affiliates in the normal course of business.

GOVERNING LAW

     The indenture and the debt securities will be governed by the laws of the State of California.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock is 50,000,000 shares. Those shares consist of:
(a) 10,000,000 shares of preferred stock, $0.01 par value per share, none of which are outstanding; and (b) 40,000,000 shares of common stock, $0.01 par value per share. As of June 30, 2003, 20,393,416 shares of common stock were outstanding.

COMMON STOCK

     The following description of our common stock is a summary. If we offer common stock, the specific rights will be described in the prospectus supplement relating to the common stock offered. You should be aware that our amended and restated articles of incorporation, as amended, together with our bylaws, and not this summary, define any rights you may have as a holder of our common stock.

LISTING

     Our outstanding shares of common stock are quoted on the Nasdaq National Market under the symbol "BELM". Any additional common stock we issue also will be listed on the Nasdaq National Market.

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DIVIDENDS

     Subject to the rights of any series of preferred stock that we may issue, the holders of common stock may receive dividends when and as declared by the board of directors. Dividends may be paid in cash, stock or other form out of legally available funds. Our debt agreements prohibit the payment of cash dividends or other distributions on any of our capital stock except dividends payable in additional shares of capital stock.

FULLY PAID

     All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.

VOTING RIGHTS

     Subject to any special voting rights of any series of preferred stock that we may issue in the future, the holders of common stock may vote one vote for each share held in the election of directors and on all other matters voted upon by our stockholders. Under California corporation law, holders of common stock are entitled under certain circumstances to cumulate their votes for the election of directors.

OTHER RIGHTS

     We will notify common stockholders of any stockholders' meetings according to applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common stockholders will share equally in the assets remaining after we pay our creditors and preferred stockholders, if any. The holders of common stock have no preemptive rights. Shares of common stock are not subject to any redemption provisions and are not convertible into any other securities.

CONVERTIBLE PREFERRED STOCK AND PREFERRED STOCK

     The following description sets forth certain general terms and provisions of the convertible preferred stock and preferred stock (each referred to herein as preferred stock) we may issue. If we offer preferred stock, the specific designations and rights will be described in the prospectus supplement relating to the preferred stock offered, including the following terms:

     - the title of the preferred stock;

     - the series, the number of shares offered and the liquidation value of the preferred stock;

     - the price at which the preferred stock will be issued;

     - the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

     - the liquidation preference of the preferred stock;

     - the voting rights of the preferred stock;

     - whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

     - whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion;

     - any listing of the preferred stock on any securities exchange;

     - the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation and dissolution or winding up; and

     - any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

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

     The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the articles of amendment to our amended and restated articles of incorporation, as amended, relating to the applicable series of preferred stock, together with our bylaws. The registration statement of which this prospectus forms a part currently does or will in the future include the articles of amendment and our bylaws as exhibits or incorporate them by reference.

     Our debt agreements prohibit the payment of cash dividends or other distributions on any of our capital stock except dividends payable in additional shares of capital stock. The preferred stock will, if and when issued, be fully paid and non-assessable.

ANTI-TAKEOVER PROVISIONS

     Certain provisions in our amended and restated articles of incorporation, as amended, and bylaws may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the board of directors rather than pursue non-negotiated takeover attempts.

BLANK-CHECK PREFERRED STOCK

     Our amended and restated articles of incorporation, as amended, authorize the issuance of blank check preferred stock. The board of directors can set the voting rights, redemption rights, conversion rights and other rights relating to such preferred stock and could issue such stock in either private or public transactions. In some circumstances, the blank check preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt that the board of directors opposes.

     The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

LIMITATION OF LIABILITY OF OFFICERS AND DIRECTORS

     Section 317 of the California General Corporation Law (the "CGCL") allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article IV of the our amended and restated articles of incorporation, as amended, and Article VI of our bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the CGCL. We have also entered into agreements with its officers and directors that may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from any acts or omissions or transactions from which a director may not be relieved of liability under the CGCL), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. We have obtained directors' and officers' insurance pursuant to said agreements.

     Our amended and restated articles of incorporation, as amended, also provide that the liability our directors for monetary damages to us or our shareholders is eliminated to the fullest extent permissible under the CGCL.

     The forgoing statutory provisions, provisions in our amended and restated articles of incorporation, as amended, and agreements with directors and officers may reduce the likelihood of derivative litigation against our directors, and may discourage or deter stockholders or management from bringing a lawsuit against our directors for breach of their duties, even though such an action, if successful, might have

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

otherwise benefited us and our stockholders. These provisions do not alter the liability of directors under federal securities laws and do not affect the right to sue (nor to recover monetary damages) under federal securities laws for violations thereof.

TRANSFER AGENT AND REGISTRAR

     Our transfer agent and registrar of the common stock is Mellon Investor Services LLP.

                       DESCRIPTION OF SECURITIES WARRANTS

     The following description sets forth certain general terms and provisions of our securities warrants. If we offer securities warrants, the specific terms of the securities warrants offered will be described in the prospectus supplement relating to such offered securities warrants.

     We may issue warrants for the purchase of debt securities, preferred stock or common stock. Securities warrants may be issued alone or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from those securities. Each series of securities warrants will be issued under a separate warrant agreement between us and a bank or trust company, as warrant agent, which will be described in the applicable prospectus supplement. The securities warrant agent will act solely as our agent in connection with the securities warrants and will not act as an agent or trustee for any holders of securities warrants.

     We have summarized the material terms and provisions of the securities warrant agreements and securities warrants below. The description of the terms and provisions of the securities warrants to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the securities warrant agreements and the certificates representing the securities warrants. The registration statement of which this prospectus forms a part will include the securities warrant agreements and certificates as exhibits or incorporate them by reference.

GENERAL

     If we offer securities warrants, the applicable prospectus supplement will describe their terms. If securities warrants for the purchase of debt securities are offered, the applicable prospectus supplement will describe the terms of those securities warrants, including the following if applicable:

     - the offering price;

     - the designation, aggregate principal amount, currencies, denominations and terms of the series of the debt securities that can be purchased if a holder exercises the securities warrants;

     - the designation and terms of any series of debt securities with which the securities warrants are being offered and the number of securities warrants offered with each debt security;

     - the date on and after which the holder of the securities warrants can transfer them separately from the related debt securities;

     - the principal amount of the series of debt securities that can be purchased if a holder exercises the securities warrant and the price at which and currencies in which the principal amount may be purchased upon exercise;

     - the date on which the right to exercise the securities warrants begins and the date on which the right expires;

     - United States federal income tax consequences; and

     - any other terms of the securities warrants.

     Unless we state otherwise in the applicable prospectus supplement, the securities warrants for the purchase of debt securities will be in registered form only.

     If securities warrants for the purchase of preferred stock or common stock are offered, the applicable prospectus supplement will describe the terms of those securities warrants, including the following where applicable:

     - the offering price;

     - the total number of shares that can be purchased if a holder of the securities warrants exercises them and, in the case of securities warrants for preferred stock, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise;

     - the designation and terms of the series of preferred stock or common stock with which the securities warrants are being offered and the number of securities warrants being offered with each share of preferred stock or share of common stock;

     - the date on and after which the holder of the securities warrants can transfer them separately from the related preferred stock or common stock;

     - the number of shares of preferred stock or shares of common stock that can be purchased if a holder exercises the securities warrant and the price at which the preferred stock or common stock may be purchased upon each exercise;

     - the date on which the right to exercise the securities warrants begins and the date on which the right expires;

     - United States federal income tax consequences; and

     - any other terms of the securities warrants.

     Securities warrants for the purchase of preferred stock or common stock will be in registered form only.

     A holder of securities warrant certificates may:

     - exchange them for new certificates of different denominations;

     - present them for registration of transfer; and

     - exercise them at the corporate trust office of the securities warrant agent or any other office indicated in the applicable prospectus supplement.

     Until any securities warrants to purchase debt securities are exercised, the holder of these securities warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any right to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the indenture. Until any securities warrants to purchase preferred stock or common stock are exercised, holders of these securities warrants will not have any rights of holders of the underlying preferred stock or common stock, including any right to receive dividends or to exercise any voting rights.

EXERCISE OF SECURITIES WARRANTS

     Each holder of a securities warrant is entitled to purchase the principal amount of debt securities or number of shares of preferred stock or shares of common stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised securities warrants will become void.

     A holder of securities warrants may exercise them by following the general procedure outlined below:

     - delivering to the securities warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

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

     - properly completing and signing the reverse side of the securities warrant certificate representing the securities warrants; and

     - delivering the securities warrant certificate representing the securities warrants to the securities warrant agent within five business days of the securities warrant agent receiving payment of the exercise price.

     If a holder complies with the procedures described above, his securities warrants will be considered to have been exercised when the securities warrant agent receives payment of the exercise price. After the holder has completed those procedures, we will, as soon as practicable, issue and deliver to the holder the debt securities, preferred stock or common stock that he purchased upon exercise. If the holder exercises fewer than all of the securities warrants represented by a securities warrant certificate, the securities warrant agent will issue to the holder a new securities warrant certificate for the unexercised amount of securities warrants. Holders of securities warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the securities warrants.

AMENDMENTS AND SUPPLEMENTS TO SECURITIES WARRANT AGREEMENTS

     We may amend or supplement a securities warrant agreement without the consent of the holders of the applicable securities warrants if the changes are not inconsistent with the provisions of the securities warrants and do not materially adversely affect the interests of the holders of the securities warrants. We, along with the securities warrant agent, may also modify or amend a securities warrant agreement and the terms of the securities warrants if a majority of the then-outstanding unexercised securities warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the securities warrants may be made without the consent of each holder affected by the modification or amendment.

SECURITIES WARRANT ADJUSTMENTS

     Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of common stock or preferred stock covered by, a securities warrant will be adjusted in the manner set forth in the applicable prospectus supplement if certain events occur, including:

     - if we issue capital stock as a dividend or distribution on the common stock or preferred stock;

     - if we subdivide, reclassify or combine the common stock preferred stock;

     - if we issue rights or warrants to all holders of common stock or preferred stock entitling them to purchase common stock or preferred stock at less than the current market price; or

     - if we distribute to all holders of common stock or preferred stock evidences of our indebtedness or our assets, excluding certain cash dividends and distributions described below, or if we distribute to all holders of common stock or preferred stock rights or warrants, excluding those referred to in the bullet point above.

     Except as stated above, the exercise price and number of shares of common stock or preferred stock covered by a securities warrant will not be adjusted if we issue common stock or preferred stock or any securities convertible into or exchangeable for common stock or preferred stock, or securities carrying the right to purchase common stock or preferred stock or securities convertible into or exchangeable for common stock or preferred stock.

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

     Holders of securities warrants may have additional rights under the following circumstances:

     - a reclassification or change of the common stock;

     - a consolidation or merger involving our company; or

     - a sale or conveyance to another corporation of all or substantially all of our property and assets.

     If one of the above transactions occurs and holders of our common stock or preferred stock are entitled to receive stock, securities, other property or assets, including cash, with respect to or in exchange for common stock or preferred stock, the holders of securities warrants then outstanding will be entitled to receive upon exercise of their securities warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, sale or conveyance if they had exercised their securities warrants immediately before the transaction.

                              PLAN OF DISTRIBUTION

     We may sell securities pursuant to this prospectus, as supplemented or amended, (1) through agents designated by us; (2) through underwriters or dealers; (3) directly to one or more purchasers, including our affiliates and stockholders in a rights offering; or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

     - the terms of the offering;

     - the names of any underwriters or agents;

     - the name or names of any managing underwriter or underwriters;

     - the purchase price or public offering price of the securities to be offered;

     - the use of net proceeds from the sale of the securities;

     - any underwriting discounts, commissions and other items constituting underwriters' compensation;

     - any discounts or concessions allowed or reallowed or paid to dealers; and

     - any commissions paid to agents.

     Unless otherwise indicated in an applicable prospectus supplement, our selling agents, if any, will act on a best efforts basis for the period of its appointment.

     If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless otherwise indicated in the prospectus supplement, the underwriters must purchase all the securities offered by a prospectus supplement if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

     During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

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

     If dealers are used in the sale the securities, we will sell the securities to them as principals. They may then resell that securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

     Securities offered by us pursuant to this prospectus may also be sold directly by us. In this case, no underwriters or agents would be involved.

     We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities providing for payment and delivery on a future date specified in the prospectus supplement. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, education and charitable institutions and such other institutions as may be approved by us. The obligations of any such purchasers under such delayed delivery and payment arrangements will be subject to the condition that the purchase of the securities will not at the time of delivery be prohibited under applicable law. The underwriters and such agents will not have any responsibility with respect to the validity or performance of such contracts.

     Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

                                 LEGAL MATTERS

     The validity of offer and sale of the securities when and if issued hereunder will be passed upon for us by our counsel, Fredrikson & Byron, P.A. Minneapolis, Minnesota. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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                             PROSPECTUS  SUPPLEMENT
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Needham & Company, Inc.                                            Raymond James

                                          , 2003